Review of UMBRA’s additional technical innovations

Introduction

During 2015, UMBRA developed a portfolio of 86 technical innovations in support of its communications products and services, and had drafted patent applications to protect those. Howard Cobb, of Finite State Systems Ltd, was asked by UMBRA to assess the ability of these innovations to support a valuation of the patent portfolio, from a technical standpoint.

In that 2015 report, 86 draft patents had been reviewed.

UMBRA has made 8 further innovations and has drafted some of the corresponding patent applications. Innovations for which claims have been prepared are:

00091	Tapestry Slingshot
00096	Slinghop
00097	Beacon: Data Beacon Pulser(s) powered by Information Slingshot
00099	Granularity of Tick
00100	Slingroute

Howard Cobb has assessed these from the same standpoint as was taken in the 2015 review.

Innovations made, but for which claims are not yet prepared, are:

00094 (in draft)	Multi-Perimeter Firewall Mechanism in the cloud
00095 (in draft)	UPnP, NAT, Edge of LAN extend into cloud at Egress/Ingress Point
00098 (in draft)	End-Point Hub

Without the descriptive material being available, Howard has not been able to assess these.

His conclusions are presented in this report, together with a revised summary of the 91 innovation claims that have, so far, been drafted.

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Assessment of additional Patent Technical Descriptions

UMBRA’s additional technical innovations have been reviewed from the points of view both of each draft patent’s intrinsic innovation and, additionally, its ability to prevent replication (of UMBRA’s data communications service by competitors) without infringing any of UMBRA’s claims for its innovations.

As during the preceding study, three issues were foremost in the assessment:

(i)Whether the invention was innovative, irrespective of whether the invention led to an innovative communications service, or whether the invention was potentially interesting and merited protection against outright copying

(ii)Whether the effect of the innovation as part of a communications service could be replicated using a different implementation, such as using standard packages, for example, or products already on the market, and in which case the innovation would be considered ‘replicable’, and

(iii)Whether the effect of the innovation was sufficiently material or significant such that a customer would purchase a competing communications service that did not exhibit the effect (in which case the innovation would be considered ‘avoidable’ or ‘unnecessary’ in the market)

As explained in the 2015 report, and repeated here to help ensure that this report is correctly understood, Howard Cobb, of Finite State Systems Ltd, who has experience in communications engineering and in software systems but is not intimately familiar with the implementation of UMBRA’s services or networks, made this assessment. As such, the assessment has relied on the descriptions of the innovations contained within the patent drafts. As a result, any findings are, more accurately, findings of the ‘strength’ of the claims as worded. It is entirely possible that there may be some aspect of the innovation which cannot easily be replicated, say, using standard packages, but if that aspect is not clearly described in the claim, then the claim as drafted may be replicable, and the innovation not sufficiently protected with the current wording.

Secondarily, the assessment itself may be incorrect because the UMBRA service and equipment innovations are complex, with the result that, despite the descriptions, the features were not fully understood in the assessment.

Table 1/2016 shows that 1 of the 5 described ‘claims’ or ‘inventions’ (3 inventions remain to be described) are assessed to be innovative and not easily be replicated without infringement. Assessment of the remainder concludes that almost all are useful and merit protection; some inventions could be replicated in an alternative, competing, communications service using different techniques, or even avoided altogether because the market may not demand the feature and an alternative implementation need not provide it.

Table 1/2016 Assessment of Inventions

Inventions	8
Inventions assessed	5
Innovative or Defensive	5	‘I’ or ‘D’
Innovative	1	‘I’
Replicable	3	‘R’
Avoidable	1	‘A’
Defensive	5	‘D’

Keeping in mind that the assessment has been done from the points of view both of innovation, and of a competitor who might seek to provide an equivalent service to UMBRA’s GVN, the conclusions can be read as indicating that, of the 8 inventions

(a)5 of them are either innovative in communications services, or potentially useful and merit protection against copying,

(b)1 of the described features are useful in a communications service and would be difficult to replicate without being Licensed by UMBRA (or infringing, if not Licensed),

(c)3 of the features described could be replicated in a managed communications service – something similar to a GVN - using a non-infringing approach. Although some kind of functional replication may be possible, these inventions could nevertheless be patented for ‘defensive’ reasons, while

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(d)1 of the features described do not seem essential within a competing Global Communications Network service such as the GVN and could be omitted from competitive offerings without loss of service marketability

(e)3 of the inventions remain to be described in claims.

Some explanation of these categorisations can be found in the detailed assessment, Table 3/2016, overleaf. The 2015 report also contained some additional explanation of the importance of each of these categories. To avoid repetition, those explanations are not reproduced here, but those explanations remain valid , and applicable to this analysis.

Overall, combining the assessment of these additional 8 inventions (of which only 5 have been described and able to have been assessed), 28 of the claims are assessed to be innovative and not easily be replicated without infringement. Assessment of the remainder concludes that almost all are useful and merit protection; some inventions could be replicated in an alternative, competing, communications service using different techniques, or even avoided altogether because the market may not demand the feature and an alternative implementation need not provide it. The count of UMBRA’s 94 inventions in each category is shown in Table 2/2016, below.

Table 2/2016 Aggregated Assessment of the 94 Inventions

Inventions	94
Inventions assessed	91
Innovative or Defensive	89	‘I’ or ‘D’
Innovative	28	‘I’
Replicable	54	‘R’
Avoidable	11	‘A’
Defensive	62	‘D’

Finally, it should be noted that the innovations have not been assessed as to whether they should or should not be claimed in patents, and this assessment should not be read in any way as to make or suggest that inference. Again, as stated, the assessment is only addressing whether the inventions seem, to the author, to either merit protection or that the claims of invention might protect the invention of the GVN, and the opportunity that might exist for a competitor to offer a similar service in competition despite the patenting of all the original 86 inventions and these additional 8 inventions.

Assessments of each invention are listed in Table 3/2016, overleaf.

The assessment was completed, and this document distributed to UMBRA and NERA, on August 24, 2016, by Howard Cobb

Finite State Systems Ltd Scotland, UK

+ 44 1496 840 269

finitestate@clara.co.uk

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Table 3/2016 Detailed Assessments of Inventions

Item	Title	Innovation	Alternate method	Assessment	FSS code

62/089,113	Geo-Destination (GD) in a GVN	Integration of various ad- hoc mechanisms to provide a convenient efficient, secure, international, geo- agnostic service connectivity service

Ad-hoc constructions from publically available software components.

It is possible that some managed-network vendors may already have solved some of these problems, offering some or most of these facilities using their own, or others’, proprietary developments; though FSS has no evidence of this.

Replicable without infringement, though possibly time-consuming to develop and test

Any vendors already offering some of these facilities may manage to provide sufficient facilities to meet corporate needs (eg, ignoring geographic, consumer- oriented, content because corporates may not be much concerned by absence of consumer content)

R, D

For corporate use (which is UMBRA’s target market) geo- specific access will always be justifiable and, where these complex routing, tunnelling and DNS avoidance mechanisms are needed, the reason is because a customer corporation’s counter-party has not (yet) provided a set of the necessary reachable access points. Since the desired access is commercially justifiable, then the alternate solution is for the corporation’s counterparty to provide adequate URLs resolving to the correct and specific IP addresses in the other Geo-locations where that access is justifiable and, once the ounterparties do that, the corporate demand for a Geo-D may weaken.

Certainly, the GVN offers this facility ‘out of the box’, with

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Item	Title	Innovation	Alternate method	Assessment	FSS code

little up-front cost, fast time to

deployment, good value connectivity charges, and several other advantages - so a GVN is entirely marketable - but, in terms of the ‘essentiality’ of this patented feature (namely, a Geo-D capability), another box with (say) various VPN management features may be able to offer ‘sufficiently useful’ alternative solutions for Geo-IP management, especially if the ‘harder examples’ within any target customer can be solved by direct negotiation of access by the customer and his geo- located counter-party. In essence, because the notion of a corporation depending, essentially, on geo-D, is a fragile notion that is liable to be rendered unnecessary, or overtaken if the target corporation’s needs can be met by a simpler, less attractive, less complete, not- quite-GVN of some sort, a patent securing a method of providing Geo-specific IP may have little effect in the medium term.

These comments relate only to the claims in this patent. Of course, other aspects of UMBRA’s overall inventions are useful, and would be difficult to replicate without infringement (as far as we

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Item	Title	Innovation	Alternate method	Assessment	FSS code

understand what they do and

what customers need).

Additionally, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

00001	GD - Fetching agents pulling content chained caching to EPD	Geographically-conscious (by regional DNS lookup) content retrieval, including linked content

For corporates: Construct, from publically available software components, proxy servers (for content, and DNS resolution) in regions of operating presence or interest. Automatic retrieval of linked content of web pages is already available in web browser add-ins.

Replicable by corporates, without infringement, from available components, although with some development and testing time and cost.

Replication by communication service providers, such as seeking to provide this automated method of general Geo-specific content fetching and distribution across a secure and fast communications channel, within a GVN-like system, would be likely to infringe the invention, though other mechanisms dis-similar to the invented method achieving a sufficiently useful capability would not infringe,

Additionally, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00019	GD - DNS lookups for URLs in page fetched by GD mechanism	Geo-specific linked content DNS lookups in Geo-specific content	Not sure if this is a ‘standard’ feature of a proxy server – it is not a standard feature of a client-based content retrieval mechanism (such as a browser).	Innovative. Slightly complex to replicate because same DNS query, but in different Geos, replies	I

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Item	Title	Innovation	Alternate method	Assessment	FSS code

If not already offered as an option in packages such as ‘squid’ (a widely-used cacheing proxy server) then would have to be developed by a competitor or customer, incurring time and cost.

with different answers, and

these have to be labelled and be identifiable/retrievable for the end-client requirements. Alternative implementation may be complex and therefore patenting this would inhibit copying by competitors with insufficient scale to properly replicate the necessary features.

Potentially useful innovation in respect of managing access to non-native geo- specific content.

00022	GD - CPA CDA coord	Co-ordinate remote proxy functions with client requests/closures

FSS is unaware of any equivalent function in existing packages.

Could be developed by a competitor or customer, incurring time and cost, though such an implementation could infringe unless other ‘triggers’ or ‘states’ were used to control CPA.

				Innovative. Any replication would, itself, likely have to innovative (though that may be feasible, if expensive).	I
00020	GD – CPA mechanism	Geo-specific content retrieval, cacheing, indexing, and distribution

FSS is unaware of any equivalent function in existing packages.

Could be developed by a competitor or customer, incurring time and cost, though such an implementation could infringe unless an evidently-different approach was used.

Since UMBRA employs the ‘logical’ approach, replication without infringement may be difficult.

				Innovative and may not be easy to replicate without infringement.	I
00021	GD – CDA mechanism	Provides cached content quickly and free of any geo-restriction

FSS is unaware of any equivalent function in existing packages.

Could be developed by a competitor or customer, incurring time and cost, though such an implementation could infringe unless an evidently-different approach was used.

Since UMBRA employs the ‘logical’ approach, replication without infringement may be difficult.

				Innovative and may not be easy to replicate without infringement.	I
00052	GD – Chained caching mechanism	Automatic dissemination of fetched (cached) content throughout network ‘on demand’, by reference to a database of metadata about content

As far as FSS is aware, existing cacheing proxies do not do this, because they refer to the remote content server instead of to an intermediate proxy and, in any case, do not have sufficient metadata to determine where the desired content may be chained more closely that the source server itself.

				Replicable with development, unless UMBRA’s ‘idea’ (rather than its ‘implementation’) can be protected or licensed.	R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

cached in the Geo-D network

To replicate this development would be required and, although development would be similar in function to UMBRA’s design, it is relatively unlikely that the metadata stored, and the transactions employed, would be identical to UMBRA’s.

00087	GD - Pseudo geocasting by recognition of cached content equivalency .	Emulate distribution of Alien-Geo content, by comparing content source with already-cached content. This is a reverse CDN – based on client’s pull.

Existing CDNs can already provide this service and an equivalent functionality could be based on CDN-like systems; some development would be necessary to achieve the cost advantages of UMBRA’s method in that only already-demanded content is geo- casted, saving on international bandwidth charges; a scheme, where the local CDN repository was only ‘seeded’ on demand, might achieve sufficiently useful equivalent functionality.

Probably replicable, without infringement, at least to a sufficiently-useful extent

Additionally, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00057	uConnect - Autobinding domain.tld to multiple virtual end points (VEP) on access servers within a GVN	Appears to provide functionality equivalent to an ‘authoritative’ DNS server (though with – possibly – optimising inbound traffic flow to traverse the UMBRA GVN)	Ownership of a domain name and operating a suitable authoritative DNS server would seem to replicate this function.	Specific value to PEPD’s which are mobile & EPD’s which have frequently changing IP addresses. Would seem to be replicable without infringement, using standard packages.	R, D
Additionally, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.
00058	uConnect - Autobinding subdom.domain.tld to multiple virtual end points (VEP) on access servers within a GVN	Appears to provide functionality equivalent to an ‘authoritative’ DNS server, with an additional capability for resolving to a specific client on a LAN behind a FW.

Updates for dynamic IP addresses are easily implemented and are often scripted, today.

It is technically challenging, today, to route by domain name to non- routable clients on a LAN behind a firewall (that being part of the intention). Replication of routing to LAN clients behind a FW, may be difficult to replicate without infringing at least part of UMBRA’s invention

				Subdomains can easily be replicated, as can dynamic IP assignment. Innovative solution for routing to LAN clients behind a FW and probably difficult to replicate without infringement.	I
62/100,406	Neutral application programming interface (API) mechanism	Proprietary message structure to accommodate any action and response messages between	This feature does not seem to be essential for the operation of a secure GVN, because existing IETF protocols can be employed, and can be obfuscated or hidden within tunnels.	Appears to be superfluous in an equivalent, alternate, network or service implementation.	A, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

	carrying any payload array.	functional elements within the GVN	The alternate method would be to merely use existing protocols in designing or building equivalent services or networks, and avoid attempting to replicate this feature.	Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.
00009	NAPIM – Obfuscation of outer array in an application programming interface (API) call to protect inner payload and provide info for decryption plus direction to appropriate action handler script.	Obfuscation of intended actions script, including various proprietary mechanisms intended to deepen and make more- complex the encryption schemes

Except for the initial establishment of a secure tunnel between GVN devices, standard VPN/tunnelling schemes, which have been subject to extensive study and attack, would provide obfuscation of payloads early indication of any latent weakness. Further, SSL itself is being redeveloped to render it simpler and safer.

Obfuscation of tunnel request would be achieved by UMBRA’s innovation, but only by revealing an NAPIM call between the two devices anyway, which an observer could assume was a tunnel request of some sort, and hence see the existence of the communication path.

Could be avoided, although some solution would be needed to reduce the visibility of a beginning of a secure transaction; dummy traffic may be sufficient.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

A, D
00066	NAPIM – Mechanism utilizing action codes in the outer and inner payload structures of a neutral application programming interface mechanism (NAPIM).	Mechanism utilizing action codes, enabling generic API handling, instead of API-call- specific coding

Seems to be superfluous to network operation, though at the expense of a higher level (though equivalent to today’s level) of software maintenance every time a server API changes or is added.

[Acknowledging that this is a potentially unclear patent, enclosed below is an exchange between UMBRA and this report’s author:

No need for server / API software maintenance by sys admins.

Automated => Action Code – the whole principle of neutral API -> once installed, it just works. API itself can update, add, stop, start, deprecate, or otherwise modify actions and corresponding info.

				Could be avoided. Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	A, D
Need to explain: Action codes and their values -> key point is to never need to change the API itself. The API mechanism and outer payload are “neutral” or maybe a better word for this is universal.
Only have to define / update / manage the API Actions.

But if the API isn’t changing – though it is really because a new script is ‘appearing’ – and all the NAPI does is point to a new script,

how does this differ from simply placing a new call in the payload to

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Item	Title	Innovation	Alternate method	Assessment	FSS code

refer to the new script on the destination? The API is changing,

really, and the payload is changing in sync. And this patent can be avoided by having a new script on the destination, and just invoking that new script in whatever transaction packet that competitor application employs.]

00007	NAPIM – Anti- replay protections in the payload delivery of an application programming interface (API) mechanism.	Anti-replay mechanisms

Anti-replay mechanisms exist in some coding and security schemes, though not all. Replication of his feature - designed to protect the GVN’s internal communications - is likely to not be possible, other than by directly copying it.

				Innovative in its specific-to- GVN implementation. Also, the patent is important for general security purposes.	I, D
00065	NAPIM – Unique transaction codes chained between request and response within an API call.	Unique API transaction codes enabling unicity of transactions

The scheme designed can only be understood by devices which 'understand' the UMBRA API mechanism. In practice, unless this scheme was to be adopted as an IETF standard, the scheme will only be effective 'within' the UMBRA network, but not between an UMBRA client device and any server not in the UMBRA network (eg, an external financial institution, or a government service, etc.).

Labelling messages and responses to ensure uniqueness can be done several ways and uniqueness codes can be sent together with the message, or need not be sent but could be 'implied' if both ends of the transaction are aware of 'state'. The need for some kind of transaction identifier to prevent replay attacks is well known. Almost any reasonable scheme will be adequate especially, since, in this case, the mechanism is not an IETF standard and can only be employed between UMBRA devices.

Innovative, but of limited practical application for the benefit of end-users unless adopted as an IETF standard.

Alternative schemes can easily be implemented for use with anyone else's managed communications networks.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00023	NAPIM – Calculated rotating keys for encryption of API requests and responses	Ephemeral encryption keys which change each second, using various entropy sources.

An alternative implementation of ephemeral keys could make use of the Diffie Hellman protocol, which is in the public domain. (This is sometimes known as Perfect Forward Secrecy, and addresses the issue of previous keys being exposed.) Additional entropy can be obtained in a variety of ways each of which is publically known.

				UMBRA's innovation can be replicated, without infringement, by using already-known security protocols.	R, D
Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

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Item	Title	Innovation	Alternate method	Assessment	FSS code

00008

NAPIM – Unique base keys per API peer pairing and key adjustors to generate rotating and constantly changing temp keys protecting payload delivery of a neutral application programming interface (API) mechanism (NAPIM).

		Encryption keys, mechanisms, and protections	Mixture of innovations but secure databases, ephemeral key mechanisms, and security of code base can all be done today using publically available software components

Capability can be replicated without infringement.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this method of altering keys continuously are not possible without infringement.

R, D
00031	NAPIM – Queue mechanism of a Neutral Application Programming Interface (NAPIM)	API queue mechanism to handle flow rate, transaction status, etc

The features listed are already implemented in ad-hoc fashions today, eg in mail servers. The benefits of this innovation could be achieved by employing existing techniques such as configuration parameters for max message handling, retry conditions, etc.

				Replicable without infringement. Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00032	NAPIM – A callback mechanism built into a Neutral Application Programming Interface Mechanism (NAPIM)	Addition of callback mechanism, because not presently provided in Standards

An equivalent capability can be provided by modifying the existing, Standard transactions, to include an optional 'callback' stanza. Ad hoc modifications, such as this alternative, will be compatible with Standardised protocols so long as the modified protocol is only used within the 'proprietary' network. In other words, J P Morgan, say, can not be assumed to have the capability to use such an ad- hoc protocol extension. However, the same is true for UMBRA's own proposal.

				Replicable without infringement. Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00010	ASR - Advanced Smart Routing to route traffic via the most efficient, fastest, cleanest path to the best egress point.	Traffic flow optimisation using performance data from multiple pathways

This innovation is useful because, although optimising traffic flow across multiple potential might seem like an 'obvious' problem, there are relatively few packages available (outside the hardware vendors) to achieve it.

IT development departments could replicate this function and, in doing so, would be unlikely to use UMBRA's techniques because

				Replicable without infringement. Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the	R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

			these techniques are tied to the GVN implementation. Any development would incur time and cost.	GVN, are not possible without infringement.
00018	BDP – Addressing BDP within a GVN	Dynamically set buffer sizes by inference from BDP calculations from all routes and segments in use.

Calculating BDP for each network segment, storing that so that all equipments can access it, and each equipment can calculate optimum buffer sizes for each route segment it needs to use, is innovative, and useful.

Performing the same calculation, and storing and using the results, for the same purpose, would appear to infringe the invention.

				Innovative and useful. This may not be replicable without infringement	I
62/108,987	#00081 - GVN	to provide multiple streams of secure, reliable, fast, stable, precise and focused concurrent, optimized connectivity over the top of regular Internet connections.

ASR element can be replicated by existing router equipment.

Tunnel creation and management can be replicated by existing tunnel managers (eg, gSTM).

VIF and automatic tunnel rebuild may be innovative but a simple extension (if not already existing) to a tunnel manager (which already has adequate tunnel DB) would enable tunnel rebuild.

Back channel facility can be replicated by enabling secure remote login (eg SSH).

A viable similar service can be replicated without infringement though at higher cost. UMBRA’s technology combines many functions that already exist on many devices in a single device (EPD or SRV) but have not cited this ‘integration’ as their invention. Hence, other vendors could replicate those already- existing capabilities from other equipments into a single device, without infringement.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
Tunnel management for performance (eg Stormy Weather mode) may be innovative.
Geo-destination may be innovative but similar results could be achieved by use of proxies and proxy-selection tables
Algorithms and logic may be specific to GVN but an alternate implementation will have its own algorithms, its own artificial intelligence etc.

The automation of all the GVN features is innovative and a replica system might not have such smooth automation but will have a sufficiently-usable behaviour. The automation of the GVN may not be an essential feature.

Layers and interactions will exist in some form or other in any replica system.
Scale of a replica could be implemented by addition of more customer-premise equipment, and central network servers.
Topology of centralised database, and remote device management, is the ‘obvious’ implementation of for any set of, for example, managed remote devices, and centralised management systems,

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Item	Title	Innovation	Alternate method	Assessment	FSS code

with databases, are already a key feature of most network

communication product suites.

Rotating security keys appear to be innovative and could not be replicated without infringement. However, constantly-changing keys may not be essential (today, at least) so a similar service could be offered but without this feature.

GUI HW and SW management is not innovative.

Compression services are not innovative (eg, mobile networks sometimes employ compression on the radio link) and compression is not always effective if the end-users are transmitting encrypted data (which, in our opinion, will increasingly be or become the case).

Chained caching can easily be replicated today by use of cacheing proxies.

The GVN API will be specific to the GVN and could not be replicated without infringement but all services or equipments have an API of some kind so the provision of an API to enable ad-hoc interaction is not innovative and can be replicated without infringement.

Distributed GUI for management is not innovative (found, as an example, on HP switches) and so can be replicated without infringement.

GVN management for trusted functions by use of GUI with privileges is not innovative (as an example, already offered on HP switches as an example) and so this feature can be replicated without infringement.

Management layer mediated by artificial intelligence may be innovative and perhaps could not be replicated without infringement. The feature is inessential, in our view, so a replica system could be offered without this feature.

Connectivity via U-connect can be replicated using existing techniques similar to Dynamic DNS.

Application platform in GVN devices maybe innovative. It is not clear whether this feature would be viewed as important by customers and a replica system without this facility may be sufficiently viable in the (corporate) marketplace.

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Item	Title	Innovation	Alternate method	Assessment	FSS code

SPI and DPI firewall may be useful (eg, to warn of port-scanning attacks or spam SMTP etc,) and enable broadcast of IP blacklist (say). For some corporate customers this may be of interest, though many will have their own IDS and FW topologies and policies. Likely can be replicated by deployment of vendors’ existing FW equipment.

P-MP WAN optimisation, including external internet routing can be replicated using router equipment.

File storage & file transfer are needed internally by the GVN and similar information structures would be required and provided in any replica system. Offering storage or transfer services to the customer is unlikely, in our opinion, to be of much interest since corporates will be increasingly wary of allowing any external organisation to store, manage, or even hash or index, their files, because of the potential for confidentiality leakage. The feature is, probably, inessential in the evolving market.

Traffic metadata exchange across the GVN is a useful internal feature for billing and performance measurement. Similar statistical data would be gathered by any replica system using standard operating system counters, etc, and the mechanism could be replicated without infringement.

00005	Tunnel - Advanced tunnels with wrappers provide shell(s) of security and obfuscation	Tunnel with optimised payload derived from path MTU discovery	Innovative and will provide improved performance compared to competitive offerings.	(According to prior art, this is not done before, so) innovation which is useful because it improves tunnel transmission performance and which cannot be replicated without infringement.	I
00039	Tunnel - Obfuscation cap at end of wrapped tunnels to add more security through algorithmic key-based exclusive	Tunnel obfuscation, using order jumbling and encryption, preventing tunnel observation.	Innovative and may provide improved resilience to some active attacks, should any be directed towards the network or any of its customers.	Innovative and could not be directly replicated without infringement. However, other techniques might exist with which a replica service might be possible. Innovative, but may be replicable.	R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

	disjunction split byte logic.			Additionally, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.
00002	Tunnel - Tunnels Manager within devices in a global virtual network to manage multiple tunnels and automatically switch traffic flow to most optimal tunnel(s).	Mechanism for managing multiple tunnels	Multiple static tunnels could be implemented using existing tunnel management technologies, and routes could be managed over those.	Replicable using existing technologies. Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00061	Tunnel - Switch mechanism to redirect traffic flow through virtual interfaces to connected interfaces and tunnels	Mechanism for switching traffic across various logical interfaces	Some hand-crafted scripts to switch between various virtual PPP- type links mapped to various tunnels. But this would be some work, and would be functionally equivalent for VIFs.

If the concept of VIFs, ie the concept of a virtual interface, can be patented then this could not be replicated without infringement.

However, the mechanism employed in UMBRA’s implementation is probably not the only practical method of achieving this, so replication would be possible, at the cost of development effort.

R, D
Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.
00013	Tunnel - Point to Multipoint Topology via multiple tunnels between devices in	Point to Multipoint connectivity

Feature does not seem particularly innovative, as described; can be replicated by standard application of routing tables. Route preference, dynamically, on route performance may already be a feature in some routers.

				Already available in various forms. Nevertheless, the patent is important for defensive purposes, to ensure that basic	R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

	the mesh of a global virtual network.			copies of this feature of the GVN, are not possible without infringement.
00062	Tunnel -	Centralised, updateable,	Alternative methods would likely infringe this invention, because	Not replicable without	I
	Repository of IP	and dynamically updated	there is only one practical method to achieve this, which is to hold a	infringement
	addresses, ports	list of Tunnel address etc.	central database and update it dynamically.
and other
information for
tunnels
00006	Tunnel - Communication mechanism via a central server for exchange of information for building tunnels between devices within a global virtual network.	Tunnel building using a configuration file (which happens to have been dynamically updated/optimised)	Though the dynamic updating of a configuration file is innovative (see 00062) the use of configuration data to build tunnels is not innovative and exists today.

Not innovative or novel (though its input data, 00062, is novel).

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00034	Tunnel - Stormy	Alleviation mechanism for	Other approaches to transmission degradation could be deployed,	Useful, and not replicable	I
	Weather Mode of	Transmission degradation	such as multiple parallel paths on a permanent basis, though this	without infringement
	tunnel manager		would be at a higher cost (and, therefore, a higher price to end-
	utilizing duplicate		users). UMBRA’s invention of using real-time monitoring of tunnel
	streams and other		performance and automatically invoking various alleviation
	methods to		mechanisms s innovative and may be difficult to replicate without
	address		infringement.
connectivity
issues.
00024	Algorithms and Logic Algorithm and logic to determine best route for traffic to take through global virtual network based on various current and historical data	Process of continually selecting optimal route(s), depending on various criteria, some of which are measured in real- time.	WAN optimisation techniques provide a similar feature, of equivalent utility to an end-use.

Probably not replicable without infringement but feature may offer little additional advantage, to end- users, than can be obtained from WAN optimisation vendors or operators.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the

A, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

GVN, are not possible without infringement.
00051

Algorithms and Logic

Algorithms utilized by tunnel manager to govern tests, building, destruction and other operations of tunnels, including spectrum scanning analysis of best combinations of IP Addresses and ports.

Background testing of alternative ports for additional tunnels

There is no alternative method, though a similar effect can be achieved by employing ports from a pre-defined list to be employed, at random, though this could result in less traffic throughput in circumstances where – for some reason – traffic was impeded due to the port label value in the packets.

				Efficient method to ensure that alternate routes are high- performing. Not replicable without infringement, though effect could be replicated but producing lower throughput for end-users.	I
00067	Algorithms and Logic Algorithm and logic to govern when to make an instantaneous switch in the flow of traffic through a virtual interface from one tunnel to another tunnel without interruption.	Logic (which is not described) for deciding if or when to switch between tunnels

Any logic employed to switch between tunnels or any other physical or logical route, especially would not infringe because it would be using a method which had not been patented (because UMBRA’s logic procedures are not stated.)

Fairly easily replicated.

				Replicable without infringement. Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00025	Algorithms and Logic Polymorphic, dynamic and adjustable algorithmic process flow.	Algorithm procedures stored in a database and updateable, therefore permitting variation or enhancement of the algorithm	Any ‘interpretive’ language uses updateable, read/write storage to achieve a similar effect and so this innovation could easily be replicated using long-established ‘interpretive’ techniques

Replicable without infringement.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this method of algorithmic evolution are not possible without infringement.

R, D

Pg. 18 / 40

Item	Title	Innovation	Alternate method	Assessment	FSS code

00033	Algorithms and Logic Algorithms to calculate and rank server availability in real-time based on multiple factors.	Continuously updated list of servers suitable for each EPD, ranked in performance	Probably no alternative algorithm, other than to replicate the existing principle, but using different ranking criteria, though this may not have as beneficial effect	Not replicable without infringement	I
00042	Algorithms and Logic Daemon for top level management of service operations daemons	List of services that should be running smoothly	Windows (XP, for example) already has this feature, so it is not innovative	Already replicated	R
00045	Construct and VIF Construct chained of virtual interfaces as anchor for multiple tunnels to keep data flowing via instantaneous switch	Create and use ‘standby’ VIFs

Innovative. Useful method of separating route selection from specific destination IP or from source or destination ports, thus simplifying the underlying traffic routing table, and enabling its flexibility for changes.

Difficult to replicate without infringing

				Innovative	I
00046	Construct and VIF Construct of multiple virtual interfaces built and connected into complex structures acting as always up tunnel link points within end point devices	Seems to replicate #00061 except that this item refers explicitly to the art of actually constructing the VIFs in an EPD or SRV

Innovative method for constructing and switching between existing or altered Virtual interfaces, without requiring to modify the underlying physical routing table.

Difficult to replicate without infringing

				Innovative	I
00011	Db security Two-way encryption using rotating keys to obfuscate one or	Key adjustment on a per- field or per-row basis

Probably innovative in respect of its specific implementation, though there are many proprietary crypto schemes, some of which may also already use such key-adjusting mechanisms (indeed, we have done something similar using timestamps when creating an initialisation vector for a stream cipher, including timestamps as described by UMBRA).

				Exact replication would probably infringe, but technique is already used elsewhere with slightly different ‘adjustment’ constructs and similar (but not	R, D

Pg. 19 / 40

Item	Title	Innovation	Alternate method	Assessment	FSS code

more field(s) per row of a set of data stored either in a list or in a relational database.

While the aim of using different keys for different fields is potentially powerful, the adjustments cited are described as random but timestamps, and UIDs, are not random, and the actual technique described may be creating ‘related keys’ and thus may weaken the encryption by rendering it susceptible to ‘related key’ attacks.

exactly identical) constructs

could be employed in competing implementations.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

00012	EPD - Secure Boot Secure device boot procedure with unlock mechanism for encrypted volume(s) fetching pass-phrase from remote server.	Secure booting of a device by using network validation.	Innovative. Alternate mechanisms could employ variations of network booting coupled with hashes of device state before shutdown, and secured boot or startup images transmitted over the network.

Problem of secure remote booting is not new and there are likely several schemes either in the public domain, or proprietary and new, alternative, implementations can be developed.

The feature is likely to be replicable.

R, D
Additionally, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.
00014	DNS - Safety Net Method to detect and prevent the poisoning of a cache of universal resource locators (URL) from lookups to domain name system (DNS) servers.	Temporary block on DNS requests when tunnels are not operating.

Local DNS cacheing is already available on devices and DNSSEC is expected to help solve the DNS security problems.

Nevertheless, tunnelling DNS requests is a long-established method of avoiding local DNS servers (and hiding DNS requests from local parties).

A more-general traffic block when tunnel(s) are down may suffice to solve the risks inherent in using local DNS systems.

The existence of DNSSEC, and its expected deployment, illustrates the overtaking of this aspect of GVN by technology advances which have already been signalled.

Replicable.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D

Pg. 20 / 40

Item	Title	Innovation	Alternate method	Assessment	FSS code

00077

FW + Device Management

Firewall functionality of devices utilizing Stateful Packet Inspection (SPI) combined with Deep Packet Inspection (SPI) on traffic flow through a single device or distributed through multiple devices within the GVN to realize the speed of SPI while still having the thoroughness of DPI with information sharing

GUI based, distributed Stateful and Deep-Packet firewall

GUI-managed firewalls are not new (Firestarter, ZoneAlarm, for example).

Distributing the Firewall function across the GVN may be innovative and is useful, allowing optimal points of intercept, ensuring all devices are threat-aware, and offloading deep inspection to other servers.

May already be replicated in managed router/firewall/border- controlled networks and therefore may be replicable because function may not be novel.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00078

FW + Device Management

When offending traffic is detected by one or more device(s) in the global virtual network, information is shared via the central server and then disseminated to other devices to alert them to the threat(s).

		Firewall Information storing and sharing within and between devices	As in #00077, Distributing Firewall information across devices in the GVN may be innovative and is useful.

May already be replicated in managed router/firewall/border- controlled networks and therefore may be replicable because function may not be novel.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00080	FW + Device Management Real-time network threat detection,	Firewall information sharing in real-time	As in #00077, Sharing Firewall information across devices in the GVN in real-time may be innovative and is useful.	May already be replicated in managed router/firewall/border- controlled networks and	R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

analysis, and reporting to other devices via data stream.

therefore may be replicable

because function may not be novel.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

00003	Back Channel Mechanism Persistent secure communications path from Back Channel Server to devices via Back Channel Tunnels	Redundant Group of management servers to establish connectivity to EPDs after those have first contacted to management servers and opened end-to-end traffic routes through firewalls etc.

May be innovative, but is mostly the standard connections or tunnels of some sort and creating the conditions for reverse connection. Use of multiple management servers merely makes this service fault-tolerant and able to scale, if needed.

				Replicable using standard approaches. Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D

00060	Geo-Destination An end point device (EPD) acting as an egress gateway to local internet for end point devices located in other regions connected via tunnels through a Global Virtual Network (GVN).	Use of another EPD, in some region that an SRV_AP does not have an IP address, to act as a remote outbound gateway for client EPDs

Alternates such as VPNs into MNE clients' networks would provide 'home' region access for MNEs. Other proxy services can meet some other needs. The innovation is targeted at providing access to servers who expect specific IPs, or specific residential/commercial ranges, but it is not clear why MNE clients would be overly concerned by the absence of such feature.

Avoidable for alternatively implemented services intended to serve MNE clients, because – for instance – MNEs could set up a hosted server for say $10 monthly in any location they needed an IP address. This facility, while an attractive ‘extra’, is not essential in a competitor offering.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

A, D
00082	GVN / Essence of UMBRA	The prior art, and invention, describe an approach to software and	The prior art and the drawbacks concentrate on software development and software security matters, but neither of these necessitate having a GVN as a solution. Those problems have	The provision of a GVN service to MNEs does not require that products or	A, D

Pg. 22 / 40

Item	Title	Innovation	Alternate method	Assessment	FSS code

	Topology of servers, end point devices and other infrastructure which constitutes a Global Virtual Network (GVN)	product development, operation, and management

long existed and standard approaches are to have structured and modular code bases with tight software configuration control. Numerous product development environments have implemented these types of schemes.

The item-by-item list of features in the Invention (section 4) lists things that do not seem novel, eg a centralised email server (to take one example) is not novel.

services be developed this

way or reflect this operating environment. Existing product management and operation schemes would work perfectly well, eg CISCO's own development and device operations approaches, as an example.

The integration and combination of features is novel and worthy of protection.
Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.
00026	Tunnels Secure cloud bridge mechanism building a tunnel between an end point device and cloud services	Extends GVN functionality to any cloud server where customer has rights to run own (UMBRA) software on cloud server.

With rights to run own software, alternative implementations could run standard gateway and server software, allowing tunnelling, name resolution, inbound traffic addressed by name – indeed, many companies (and individuals) run their own email and web systems on cloud servers in hosting centres. The advantage of the UMBRA system lies in the ability of a server to benefit from all the additional features of the UMBRA service, such as Geo-D, chained cacheing, multiple routes, etc.

The importance of this invention is equivalent to importance of the UMBRA service versus the adequacy of existing service schemes without the UMBRA features.

From the point of view of MNEs, it is likely that MNEs using cloud providers and with rights to run own software could adequately be served by existing cloud gateway mechanisms. This service could be adequately replicated using standard solutions.

R, D
Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the

Pg. 23 / 40

Item	Title	Innovation	Alternate method	Assessment	FSS code

GVN, are not possible without infringement.
00029	Tunnels Mechanism and automated scripts for bridging of two or more End Point Devices (EPDs) together to form a larger WAN	Creates a common (bridged) LAN between EPDs

Alternatives include (as stated in the Prior Art) traditional WAN optimisers and it is claimed that existing WAN systems are not point-multipoint, and not multiple-path and therefore susceptible to (eg) noisy paths. This seems a doubtful claim because if, either existing WAN optimiser clients have noticed these problems, or competition in that market is causing ongoing innovation, then WAN optimisers will address, or will have addressed, these problems, in their own way using, for example, dual or triple routes in a load- sharing configuration, and capable of carrying traffic destined for multiple points on either direct routes, or on indirect routes; neither of these methods are novel, and both exist today.

Solutions to shortcomings in the prior art are replicable using existing techniques.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00063	Tunnels Gateway server located at a third party service provider acting as a bridge with secure, fast tunnels between that service and end point devices (EPD) in a Global Virtual Network (GVN).	Installing EPD at service providers' sites to bring GVN onto that site

The effect of this is to bring the facilities of the GVN onto the third- party site. The primary benefit is speed and resilience of traffic path in the face of network performance problems, and end-to-end security.

WAN optimisation services can provide these, possibly with existing products and services or by enhancing their offer with their own implementations of path throughput, and end to end security, using standard packages or bespoke development.

WAN optimization does not offer same automation and flexibility of GVN. To provide this functionality, each client would have to host hardware and integrate it into each site at services providers – unlikely scenario – and wasteful.

The effect is replicable, though perhaps expensively, by inserting access devices into service providers’ sites.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00040	Architecture Architecture to support coordination of end point devices (EPD) connecting with a mesh of access point servers (SRV_AP)

Seems to be concerned with managing IP addresses and subnets, to avoid conflicts between customers' addresses for attached devices, and the internal addresses of GVN devices; but the invention is not described and is unclear.

The problem of potential conflict of addresses arises in many instances and is normally avoided by ensuring that operator of a private address range takes responsibility for address assignment within that range and, where possible, translation of network address between that range and others.

This problem is not new and is already solved, to the extent that it needs to be solved, by existing WAN optimisation or WAN management methods, equipment, and services.

Address management, and address-conflict avoidance, is achieved in the market today.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement

R, D
00043	Architecture	Use of an End Point device as a network Edge router capable of establishing best-	The invention uses an existing concept of an Edge device to make optimal routing decisions using knowledge given to it.	Replicable using commercially available network equipment.	R, D

Pg. 24 / 40

Item	Title	Innovation	Alternate method	Assessment	FSS code

	Architecture for a Global Virtual Network (GVN)	performing and most appropriate connectivity paths between itself and other Edge devices

Conceptually this is similar to an Edge router, equipped with centrally-managed routing tables, and is not novel. The effect, of creating routes and providing connectivity to other Internet destinations, can be provided using existing market equipment.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the
GVN, are not possible without
infringement.
00049	Architecture Architecture of a universal resource locator (URL) based Virtual End Point (VEP) address linkage via tunnels to physical end point device (EPD) via a global virtual network (GVN)	Seems to describe the provision of the U- CONNECT capability, to reach end-users' devices by reference to a name.anothername.some TLD DNS lookup

Alternate methods include any sort of dynamic DNS arrangement. Such arrangements are feasible using MNEs' own domain names and do not, additionally, require this invention.

Nevertheless, the provision of a dynamic DNS arrangement for devices that are portable, such as an employee's smartphone, is more difficult, and this invention helps, but only in the circumstances where the smartphone is connected to a GVN- managed device; this solution does not work if the smartphone is connected to a 3G network, eg while an employee was travelling.

The smartphone example may be unrealistic because MNEs may be reluctant to arrange direct inbound connectivity to an employee's smartphone from the public internet. A more realistic example is an outdoor-worker's tablet, such as may be used by a utility (phone, electricity) technician, or a building services surveyor, or inspector; such staff have a need to pursue their duties and may use company applications on a portable device, such as a tablet. In such cases, there may be a need in some applications to allow unsolicited inbound connections and these, in turn, would require name-based resolution to a temporary address for a device.

However, many of these devices may be connected to public Land Mobile Networks (PLMNs) such as 3G, and this solution, as described, would require the use of UMBRA’s ‘Mobile Magnet’ to provide the secure connectivity across a mobile network, and carrying multiple devices begins to create difficulties for this type of mobile worker.

This service may, in most circumstances where it might otherwise be useful, eg portable devices, not be required by most MNEs and so could be reasonably avoided in alternative implementations.

For non-portable devices, existing sub-domain management of an MNE's domain name would suffice.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

A, D

For tis reason, and other reasons such as the possibility of unwelcome connection to the device, most corporate applications of this nature are normally initiated by the device, and tunnels built from the end device under authorised control of its user.

Such end-user driven connections remove the need for name based resolution of the device's address.
00050	Architecture	Provision of reliable, sufficient throughput,	Standard routers provide these types of connectivity arrangements, with alternate routes and load-sharing and manufacturers of those	Replicable using standard equipment.	R, D

Pg. 25 / 40

Item	Title	Innovation	Alternate method	Assessment	FSS code

	Maintaining neutral	connectivity, self-healing where practical, or self- rebuilding where unable to heal.	equipments could, at any time, produce a low-cost device with their standard functionality to deploy as a cheap EDGE router performing similar, or equivalent, tasks, to satisfy such demands from MNEs.	Nevertheless, the patent is
	internet-like state			important for defensive
	of tunnel as third			purposes, to ensure that basic
	network layer of			copies of this feature of the
	the Global Virtual			GVN, are not possible without
	Network (GVN)			infringement.
system.
00070

Architecture

Method for architecture of code bases, database schemas, common code, device identity, device role by type, security and access control and other aspects for devices within a global virtual network (GVN).

Development Standards and Conventions for a specific software architecture

While this particular implementation may differ from other examples, and be novel in that respect, the purpose of allowing re- use of code bases and employing common code in various operating or runtime configurations is a long established goal, and already implemented approach.

Apart from proprietary systems such as are employed in major software developments such as telecommunications switches, or defence and C3I systems (where even purpose-defined High Level Languages were added to the conventions and standards), public- domain development systems underpinning the Linux kernel, and the main software applications underpinning the Internet, World wide Web, and Email use similar techniques.

In any event, this feature, though of use to a company embarking on any significant, new, software development, is of little benefit to a MNE seeking to improve its international communications services and, as such, can be avoided in any alternative implementation of a WAN service similar to UMBRA.

				Fairly easily replicated in similar form, and unnecessary to provide and operate an UMBRA-like service	A
00028	Algorithms and Logic Algorithm for interpreting, balancing and ranking importance of current statistics, short- term trends and medium-term / long-term data sets for various conditions.	Interpreting and learning from performance measurements

The invention features as described embody the aspirations of Artificial Intelligence and, if such a patent were granted, would render any attempt at replication (or further research) impossible without infringement.

In practice, for communications systems efficiency, such an approach may be sufficient, but is not necessary. Alternative approaches to ensure communications efficiency could be built, as they are now, using measurements to keep track of route and path performance and automatically disable, switchover, and re- establish routes and paths as necessary, while reporting back to network management personnel who can determine whether these are the normal type of events expected, or whether there is might be some underlying factor causing, say, excessive problems.

Existing communications systems already employ performance measurement data to initiate alleviation action and ensuring that underlying fault conditions are dealt with.

Although some manpower savings are achievable, for a communications provider, these features could be avoided in any alternative service offering albeit at a higher operating cost.

A, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.
00027	Algorithms and Logic Optimal number of multi-streams for pushing data	Measure and mange the efficacy of multiple streams

This is a useful and, as far as we are aware, an innovative feature.

An alternative implementation would require some mechanism to employ multiple streams (or, if multiple streams would infringe, then alternate streams), for example in conditions of slow transmission, or high incidence of errors.  Alternative implementations would have to employ a static set of alternates (eg 1 alternate, or 2 alternates shared, etc), but would be unable to match the performance optimisation feature described in this innovation.

Innovative. Alternate implementation could not match this feature without infringement.

A lesser-performing feature, that would not achieve maximum transmission performance, could be implemented, but may appear to be less attractive to purchasers of the service.

I
00030	Algorithms and Logic Algorithms and Logic for automation of operations of devices within a Global Virtual Network	Database-controlled algorithms control starting of various features by taking account of various conditions and statuses.

As the claims describe, arbitrary starting of features can lead to difficulties.

An alternative implementation could achieve much the same effects using a completely different approach where, instead of using a database to define and control various algorithms, the start-up scripts for each feature could simply be written in as equally sensible manner, checking more conditions before initiation, and checking more conditions before simply clearing down and restarting in the case of some problems occurring. In other words, whatever the 'intelligence' that could be inserted into these algorithms or databases of conditions, could just as easily be employed in ad-hoc scripts controlling various features.  Indeed, this is how some more-complex communication functions are managed today.

				Replicable without infringement Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00038	Algorithms and Logic Algorithms for measuring and analyzing live network connectivity statistics.	Central reception, and analysis, of telemetry from devices

An alternative implementation could be virtually identical because centralised collection of telemetry has long been the obvious approach in centralised management systems, in SCADA, and in Telecommunications, and both those industries have employed inference from, eg, multiple faults, to 'locate' underlying fault conditions. An alternative implementation drawing on such long- established techniques would seem unlikely to infringe.

				Replicable without infringement Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

00044	Algorithms and Logic Consumption based billing of multiple streams from end point device(s) to multiple access point servers with multiple points of logging.	Methods of measuring traffic, and criteria for traffic to included in billable totals

An alternative implementation of consumption-based billing is quite feasible using existing traffic measuring techniques (as employed today, for example, in mobile networks, and on fixed or mobile end- user devices). Billing principles will likely vary between different providers of WAN services, and so any WAN service provider could implement traffic based billing within his system standard measuring schemes and criteria reflecting its own transmission architectures and traffic routing decisions.

				Replicable without infringement Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00068	Algorithms and Logic Algorithm comparing recent entries in a database table with long term trend analysis to identify patterns, anomalies and other relevant info.	Storing and using historical performance data to identify anomalies etc

An alternative implementation would be expected to store historical performance information, though this need not be in a database but could simply be values in log files. Analysis could be provided by scanning log files accumulating various totals, and applying relevant statistical calculations or tests either natively, or by feeding scanned and tabulated values to a statistical analysis package.

				Replicable without infringement Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00069	Algorithms and Logic Automatic roll back to last known settings and or default settings if a change to configuration causes a lockup or other problem.	Reversal of damaging configuration changes	This facility has been employed in Telecommunications systems since the 1970s and is not novel. Therefore the feature could be replicated by any designer without infringement.	Replicable without infringement Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00086	Algorithms and Logic Algorithms for transactions, operation and audit of a consumption	Provision and Management of a pre-pay charging model for data traffic

The claim is not novel because these systems are already found in, for example, pre-paid mobile network services, where users can pre-pay, recharge, go into overdraft, receive balance notifications, and more, in fact.

				Replicable without infringement. Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the	R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

	traffic bank mechanism.		A competitor could implement something similar and claim that there was no infringement because they were replicating an earlier feature, such as Mobile Network Pre-Pay service.	GVN, are not possible without infringement.
00088	Algorithms and Logic Algorithms and logic for multiple layer, multiple step compression on both ends of a tunnel between devices within a Global Virtual Network.	Optimising compression arrangements to work within end-to-end MTU for path

Replication of this exact method for optimising compression to fit a minimum measured MTU would be a direct infringement.

Alternative implementations would have to either not take account of the minimum measured MTU, or would have to employ different choices of compression behaviour in different circumstances.

Those other choices may be equally efficient or may be less efficient.

				Probably not replicable with noticeable loss of performance advantage enabled by compression within minimum measured MTU.	I
00004	Graphic User Interface (GUI) Visualization layer of current connectivity via graphic user interface (GUI) of an end point device.	Visual display of data network seen from an end point device

This is useful at an end point device for customers who need to know about the UMBRA connectivity service they are buying, though most customers of UMBRA would expect UMBRA to manage their connectivity service and UMBRA’s staff would not be likely to be present at the customer’s site to see the GUI on that end point device. In that respect, this feature may not be a crucial part of any replication of UMBRA’s service.

Nevertheless, this particular invention is likely to be useful in the circumstances other than UMBRA’s service, where a device, or a software package implementation of the invention, could be employed, say, in any data communications hub, and provide a general performance view of connectivity, especially with the hierarchical display envisaged where more detail can be provided of sub-elements.

				The feature could be avoided by UMBRA’s competitors. However, the feature is innovative and may be of wider application.	A I
00071	Graphic User Interface (GUI) Graphic User Interface visualization of current live statistics in real time using web service.	GUI of logged statistical data

The graphical display of statistical data is not innovative and the claimed advantages of this feature seem to be more in terms of facilitating implementation of new schemes. As such, this feature would not need to exist in an alternative implementation of a GVN or similar, and so could be avoided by competitors.

Feature is not essential in alternative replication of a tunnelled, multipath communications system such as a GVN, because existing graphical representations of various counters and measurements may suffice without this framework.

A, D
Nevertheless, the patent is important for defensive

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Item	Title	Innovation	Alternate method	Assessment	FSS code

purposes, to ensure that basic copies of this feature and GUI, for example, of the GVN, are not possible without infringement.
00015	Graphic User Interface (GUI) User interaction via a control layer on a graphic user interface (GUI) hosted on an end point device (EPD) to trigger deep, low-level operations on the EPD.	Using a web-style GUI to control system low-level operations

These techniques are already deployed in other systems and a specific application of this nature, with wide-ranging capability, is the Webmin GUI system management application for Linux. Other proprietary web ‘control panels’ are employed by numerous different communications devices ranging from gateway routers to microwave transmission systems.

An alternative implementation could implement a GUI control system without infringement because it is the ‘obvious’ and ‘commonly established’ method of providing administrative control of complex devices.

				Replicable without infringement Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00036	Graphic User Interface (GUI) Logic within a graphic user interface (GUI) to detect and correct issues due to improper settings.	GUI for entry of settings with some error detection, while previous versions of altered settings are saved for fallback to earlier configurations or values

Equivalent facility could be replicated by separately implementing a GUI for settings entry (widely used elsewhere), a subsequent settings validation routine (extensively used, for example in linux applications), and always retaining a copies of existing (and thus prior) configuration files or settings (such rollback capabilities have existed in various systems for many years and would represent ‘prior art’).

				Replicable without infringement Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00072	Graphic User Interface (GUI) Remotely trigger to roll back settings to last known and or to default values within a device.

Remotely trigger to roll back settings to last known and or to default values within a device, including feature to accept an encrypted text block, via a side channel (eg, email), which can be pasted into the GUI and be validated and acted upon by the device.

The idea of the encrypted text block to be pasted into a GUI on a device without interconnect connectivity, for example, is very good.

On the whole, remote management of a device, including remote restart, is not novel and is widely used, and the use of a GUI for that seems unnecessary so an alternative implementation could provide remote access without a GUI.

The recovery of a device via an encrypted text block is novel, as far as we are aware, and could not be replicated without infringement.

				Excluding remote reset using encrypted text block, feature is replicable without infringement. The recovery of a device via an encrypted text block could not be replicated without infringement.	R I
00083	Graphic User Interface (GUI)	Centralised management, by GUI, of WAN endpoint devices	It would be difficult to imagine that WAN service providers, or equipment manufacturers such as CISCO, do not, already at this stage, have GUI capabilities to remotely manage the LAN-sides of	Replicable without infringement	R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

Graphic user interface for centralized management of the LANs of multiple end point devices within a WAN.

their WAN endpoints, not least to avoid the ‘flights to remote locations’ mentioned in the note. Further, this type of control, to avoid the remote-visit problem, is the ‘obvious’ implementation and such capabilities are built into very many equipments (examples known to us include Switches, Gateways, Firewalls, Telco transmission systems).

Because of this, it is likely that an alternative GVN/WAN could be implemented with very similar features allowing centralised management of remote edge equipment on the WAN, without infringement.

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.
00084	Graphic User Interface (GUI) Graphic user interface for centralized management of the security configuration and settings of multiple end point devices within a WAN in a global virtual network.	Centralised management of security of WAN edge end-points

As in #00083, it would be difficult to imagine that WAN service providers, or equipment manufacturers such as CISCO, do not, already at this stage, have GUI capabilities to remotely manage the LAN-sides of their WAN endpoints, and for the same reasons.

Further, this type of control, to avoid the remote-visit problem, is the ‘obvious’ implementation.

It would be likely that alternative implementations of a GVN or WAN service would employ a feature similar to this, and they could likely do so without infringing UMBRA’s patent on the basis that other equipments have already done this, and that remote access to a GUI is the obvious solution.

				Replicable without infringement. Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00085	Graphic User Interface (GUI) Manager mechanism for secure centralized control of LAN modules of end point devices within a WAN or a Global Virtual Network (GVN).	Manager mechanism for secure centralized control of LAN modules

This is a mechanism to ‘manage’ (allow access to control of devices, and allow devices to be added to those able to be managed), this ‘overall management’ being performed at a centralised site.

Replication of this exact mechanism in an alternative GVN or WAN would not be possible without infringement.

An alternative implementation of this ‘overall management’ would be possible without infringement, but would require either significant development work, or could be done using existing services (such as SSH access and tunnelling) though less efficiently and so at (slightly) higher operating cost.

				Innovative, and could not be replicated without either development costs, or incurring efficiency and cost losses by ‘making do’ with existing services and capabilities	I
00064	Security Self-aware, responsive, multiple level anti-	Security breach response mechanisms

Alternative implementations would normally begin with Intrusion Detection Systems but, if those solely detect intrusions and do not also initiate safety actions such as blocking IPs etc. (FSS is unaware of the exact breadth of IDS control), then replication of this feature would not be possible without infringement.

				Innovative	I

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Item	Title	Innovation	Alternate method	Assessment	FSS code

	hacking		Further, if IDSs do not already do this, they might be prevented from enhancing their products to do this without also infringing UMBRA’s invention.
mechanisms for
devices within a
global virtual
network with threat
signature warning
sent to central
server when
detected and
published to other
devices.
00041	Software – Pattern Software framework comprised of code engine and modules to power a Global Virtual Network (GVN).	A modular software framework for the application

While the specific code included in the framework is specific to UMBRA’s GVN, the concept of a modular software architecture intended to be lightweight, reusable, etc, is not novel. An alternative GVN or WAN service could be implanted also using modular, re-usable, lightweight code, and could not be considered to infringe because of the long-established acceptance of this principle in software engineering.

Direct copying of UMBRA’s codes would infringe, but use of a different code library arrangement, or code development and distribution system, would not infringe.

				Replicable without infringement Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00037	Hardware Framework for direct interaction with network interface cards (NIC) for tunnels and other network connectivity	Use of more-efficient thin- stack software to control NICs

This innovation would appear to be difficult to replicate without infringement because it appears to bypassing or removing much of the in-built kernel functionality while relying on additional codes added to a standard build.

				Innovative	I
00056	Hardware (Mobile Magnet) Portable End Point Device (PEPD) for secure and optimized connectivity between a Personal Area Network (PAN)	Portable End Point Device (PEPD)

Using this technique to provide a portable (and mobile, potentially) end point on UMBRA’s GVN is innovative and not easy to replicate as an end-point to the GVN. Nevertheless, similar capability can be achieved for a single worker using the ordinary techniques that mobile workers use today, such as VPNs back to corporate HQ using their laptops, though as the claim points out, this techniques brings no throughput or resilience benefits such as those inherent in a GVN.

Replicable for a single laptop- style device, though with lower throughput and less security or resilience.

Innovative and could not be replicated for high throughput, security, or reliability, nor for (easily) providing service to more than one device, without infringement

R I

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Item	Title	Innovation	Alternate method	Assessment	FSS code

and a Global Virtual Network (GVN).
00075	Hardware - Signature Various universal unique identifiers (UUID) within a hardware device combined and utilized as part of device identity.	Various universal unique identifiers (UUID) within a hardware device combined and utilized as part of device identity

Microsoft does something similar when tieing copies of its OS to the device on which it has been installed and, as a result, can detect if the hardware configuration changes.

Assuming the precise implementation of UMBRA’s UUID mechanism differs from Microsoft’s, particularly in that UMBRA’s innovation is to tie this information together at the time of device manufacture, then replication would not be possible without infringement.

Because Microsoft have already done this (and so may have others whether simply to characterise machines, or to secure them), a replication of a similar feature, but not identical, would simply replicate already-established approaches, and would not infringe UMBRA’s claims, and it would probably be possible to tie the system down using methods that differ from UMBRA’s.

Replicable using machine characterisation perhaps in a similar manner to Microsoft’s to provide a somewhat equivalent feature

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00076	Firewall + Device Management Graphic user interface on a device or website for the management of firewalls, geo- destination and other mechanisms on one or more end point devices.	Graphic user interface on a device or website for the management of firewalls

Feature is useful but similar features already exist, in GUI control panels for Firewalls etc. This feature is probably tailored to UMBRA’s GVN and is undoubtedly very useful, but a different GVN or WAN services solution will likely have its own GUI for management of the remote devices, as mentioned earlier in this appraisal. Manufacturers of WAN edge devices already offer GUI based control systems for their devices.

Replicable, for alternative WAN systems, without infringement

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature and GUI of the GVN, are not possible without infringement.

R, D
00079	Firewall + Device Management Incremental lock- down of device based on firewall and security events.	Incremental lock-down of device based on firewall and security events.

On the basis that UMBRA have determined that IDS and IPS systems do not do enough and that UMBRA has identified the need to create this feature, then it follows that replication of this feature, unless it employed other solutions, would infringe UMBRA’s claims.

				IPS and IDS rely on administrators who possess tech skill. And who are committed to putting time into network administration. Innovative	I
00017	File Transfer	File transfer implemented by separate transfers	End-users are indifferent to the transfer mechanism but are conscious of file integrity, and file transfer delay.	Innovative	I, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

	File transfer relayed through	between intermediate caches	Splitting the transfer into blocks and managing their transfer across a series of intermediate servers is innovative.	Additionally, the patent is important for defensive
	chained caches of			purposes, to ensure that basic
	file pulling			copies of this feature of the
	mechanism via			GVN, are not possible without
	multiple mid-point			infringement.
devices
00053	File Transfer	File transfer modules	As explained in #00017, these techniques are innovative.	Innovative	I, D
	File transfer modules for global transport of files between storage servers with buffering / caching and fast, secure push and pull multistream mechanisms			Additionally, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.
00054

File Transfer

Detection of upload traffic to a website via HTTP or HTTPS as it passes through an end point device utilizing chained buffering to push transfer at maximum throughput via devices in a global virtual network.

Automatic transfer of user's file uploads

This innovation is clever in that it autonomously detects a file upload transaction and intervenes to manage and complete it, with two benefits to the user, that of completion despite any temporary failure, and autonomous transfer without the user device remaining connected (eg, letting the user log off at close of business, knowing that pending file transfer(s) will proceed and complete).

Replication of this feature in an alternative data communications service may be difficult without infringement.

				Innovative	I
00055	File Transfer Multi-protocol, neutral middle file transfer service between all existing FTP servers and cloud	Oauth logins manager, and file movement manager

This is an innovative application for users who employ Oauth and, especially, those who wish to transfer files to, from, or between Oauth-capable services.

Unless or until there are open source or 3rd party apps or packages to do this, this facility appears to be difficult to replicate without infringement.

				Innovative, though services aimed at corporate customers might choose not to offer this feature.	I

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Item	Title	Innovation	Alternate method	Assessment	FSS code

based web storage services with OAuth or equivalent links to back-ends of service providers.

Corporate customers may not require this feature (the facilities would seem to be of most value to consumers) and alternative GVN/WAN services, aimed at MNEs, may be able to avoid replicating this feature, without risking loss of market share.

00073	File Transfer File transfer queue and transport mechanisms between file store and cache servers and end point devices	File transfer mechanism manager

The management of file transfers is not novel, there are such facilities in a number of proprietary and open-source packages. Management of file transfers (including resume or restart) and of file storage on WAN devices could probably be implemented in different ways (eg based on and modifying existing packages) while providing a similarly useful feature.

				Replicable using different implementation Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.	R, D
00074	File Transfer Mechanism via graphic user interface (GUI) to upload file into end point device (EPD) for file transfer to web based servers and online services	Mechanism and GUI for file upload into WAN file server

This may be easily replicated in concept, though perhaps not with exact details, such as Oauth management. Today LANs can be equipped with gateway devices that also act as file transfer intermediate points, configured for both LAN and WAN access to files, password or user protected, with or without encrypted access. Such systems can be (and are) equipped with download managers, and can be accessed using download managers. Most of the features of this claim can be replicated, with no or little development required.

Replicable to provide similar features, possibly excluding Oauth management (but which may not be sought by MNEs).

Nevertheless, the patent is important for defensive purposes, to ensure that basic copies of this feature of the GVN, are not possible without infringement.

R, D
00090	Network Tapestry	Multi-protocol integration allowing a GVN service to be carried over a variety of wide-area transmission systems or protocols, including point to point dark fibre and utilising the Infiniband Protocol

This is an important extension of the GVN. GVN services will be relatively cheap while the underlying wide-area transmission is ‘the internet’ but there are many use cases (as noted in the patent) where latency or reliability of the basic internet service are inadequate.

This extension enables users of a GVN to benefit from the advantages of the UMBRA GVN while using, and paying a higher price for, higher bandwidth and more reliable wide-area connectivity.

While a useful extension of the GVN, the principle of accommodating as wide a variety of interfaces as possible in any processing or switching or transmission system is already well- established, and there does not appear to be anything in these claims that would prevent (say) Cisco, or Avaya, employing dark fibre or Infiniband links between their routers or servers, whether as sold to end-user companies

R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

as a private installation, or as

a subscription-based service.

In this respect the innovation is replicable.

Nevertheless the patent is important for defensive purposes, to ensure that basic copies of this enhancement to the GVN, are not possible without infringement.

This particular drafting may be unnecessarily narrow, because a GVN might need to be able to accommodate a wider variety of connectivity arrangements or systems or protocols or technologies, including future systems.

Revisions/PCTs

16 PCT	NAPIM	Revision: PCT for Neutral API Mechanism	Formal claim document for inventions already reviewed in Phase I		-
59 PCT	GeoD	Revision: PCT for Geo- Destination	Formal claim document for inventions already reviewed in Phase I		-
81 PCT	GVN	Revision: PCT for Global Virtual Network	Formal claim document for inventions already reviewed in Phase I		-
90 PCT	Tapestry	Revision: PCT for Tapestry (final)	Formal claim document for inventions already reviewed in Phase I		-
92-A PCT		Connectivity
92-B PCT		GVN Modules Summaries
92-C PCT		Security and MPFWM

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Item	Title	Innovation	Alternate method	Assessment	FSS code

New innovations

00091	Tapestry Slingshot	Fast payload transfer over long distances, by avoiding use of Ethernet frames or IP and instead using Infiniband and its Remote Direct memory Access (RDMA) capability

Any method avoiding use of existing Ethernet or IP technologies might be engineered, but will involve considerable innovation and expense to avoid infringing claims made by Infiniband.

Evolutionary technologies with potential to displace existing Ethernet, IP, or Infiniband include: 40GbE, 100GbE, SONET/SDH, and possible evolution of bus systems such as RapidIO.

Implementations of a sort-of-Slingshot mechanism over any of these technologies, or any others, would not infringe this claim for the Tapestry Slingshot as it is currently drafted.

This innovation, which adds an information transfer service to Infiniband is useful, is worth protecting, and potential users wishing to exploit Infiniband may be willing to License it.

As currently drafted, the claim is easily avoided while providing a similar capability.

R, D
00096	Slinghop	Seamless Slinghop via GVN, Tapestry, and Slingshot

The invention creates an internet ‘segment’ across a data-transport service implemented by ‘Slingshot’.

Within the claim as presently worded, this invention describes an operation using a technology named ‘Infiniband’. While Infiniband is an innovative technology providing opportunities for very fast communication between devices, it is not the only such technology. Another example, though behaving quite differently, is 100GbE, which provides an Ethernet transmission at a rate of 100 Gbps.

This claim can be avoided quite easily by providing some service equivalent to Slinghop, but over a ‘slingshot’ type of mechanism across a medium such as 100GbE, or SONET/SDH.

This is a sensible idea, and would bring benefits to any user with access to it’ obtaining access might be restricted to users of Wide- Area networks that employ Infiniband routes, and construct a data network on top of those. At the moment, UMBRA’s GVN is one such network. Other networks (whether public or private) would need to employ Infiniband over a long- distance dark fibre to benefit from this, and would have to Licence this technology.

The claim as drafted is susceptible of being side- stepped by any system employing some substitute for Infiniband; a suitable candidate might be 100GbE..

The invention should certainly be protected, and is likely to

R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

be of value to network operators, especially if Infiniband becomes deployed for wide-are communications (Infiniband is mostly employed with data centres for machine to machine interconnect).
00097	Beacon Data Beacon Pulser(s) powered by Information Slingshot

Beacon Pulser based on Slingshot technology

A system for multi-casting information over a high- speed component of a Global Virtual Network.

Of especial use for any time-critical information – such as some financial trading data – since a common alternative of UDP (an internet transmission) is slower

The obvious alternative to this technology is the use of direct fibre lines between the Beacon and Slinghop backbone switches.

However, this would not provide quite the same speed advantage because this innovation utilises two techniques that normal IP mechanisms do not employ. These techniques are:

(a)Remote Direct Memory Access with the capability of transferring more information than, for example, a single UDP packet

(b)Use of file-based information transfer avoiding the overheads and the routing or congestion problems associated with multiple IP packets.

The alternative technology, if it were not to infringe this claim, would seem to have to employ Ethernet frames containing IP packets, and would be subject to problems of packet loss, routing inefficiencies, congestion, peering mismatches, and packet-fill inefficiencies. All these mechanisms are vulnerable to loss, delay, or inefficiency.

The innovation overcomes a problem of assured and rapid transport of information across long distances. T he obvious practical alternative method, today, would be dedicated point-to-point connections between the information source and the end-user. While this has been done, the cost is normally unaffordable, especially for international or intercontinental connections.

Though this innovation may, conceivably, be bypassed in the future by another not-yet- invented method, this invention does seem genuinely innovative and is worth protecting to prevent it being copied, or claimed by others.

I, D
00099	Granularity of Tick	Granularity of Tick

The description perfectly specifies a tick mechanism of granularity much finer than the 1 second available in CRON.

The design is based on timing loops. The application of this mechanism is exemplified by use within a Slingshot mechanism. One typical case might be for checking successful transfer of a batch of files; in such a case a 100 microsecond tick might be employed to check the file is there.

Alternative schemes for accurate ticks already exist. Examples are the fine timing necessary in applications ranging from

Similar mechanisms already exist for other applications but none exist in conjunction with the Slingshot mechanism.

Other timing mechanisms already exist with equivalent granularity, many of which require electronic mechanisms to achieve the

A, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

(a)Amazon’s dynamic stock-level monitoring (ensuring shoppers know if stock remains), to

(b)The very exact timing needed to fire re-entry motors on capsules returning from orbit (where the wrong moment may result either in too steep an entry (and burn up) or too shallow an entry (and arriving at a point somewhere inhospitable or a very long way from the prepared arrival zone).

No pre-existing schemes exist for a Slingshot mechanism because the Slingshot, itself, is a proprietary invention by UMBRA.

granularity required. It is

conceivable that, for applications running on suitable hardware (that is, hardware already equipped with alternative high- granularity timing mechanisms) those alternative mechanisms could be employed in conjunction with a Licensed Slingshot implementation to achieve the same benefits.

However, that scenario would comprise a Licensed Slingshot implementation, together with an alternative granularity of tick implementation, and his arrangement is considered unlikely, unless there were compelling commercial reasons (such as Licensing fees) for a potential Licensee to follow this route.

00100	Slingroute	Housekeeeping, monitoring, and facilitation of Slingshots to ensure that Slinghops perform optimally and succeed.

Sling Routing is very closely bound with the Slingshot mechanism over Infiniband, and does not provide any facilities for other communication services such as IP or Ethernet. The opportunity and motivation for bypassing this claim is limited to end-users or vendors of competing communication services, that also seek to use both Infiniband, and the Slingshot mechanism.

It is likely that designers of communications services may seek to create fast and reliable services over Infiniband but doing so using techniques such as the Slingshot is not possible without infringement, or licensing of the Slingshot claim (ref 00091). The Slingshot mechanism itself is only one of several essential elements of an effective communications service across Infiniband, and requires the addition of this Sling Route invention (or a substitute), together with the Sling Hop (ref 00096) invention (or a substitute), to provide an effective communications service.

				The claim is essential to defend the invention against infringement. The invention may be replicated but at significant cost.	R, D

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Item	Title	Innovation	Alternate method	Assessment	FSS code

Instead, designers will have to invent their own alternative schemes.

Not reviewed

00094	Multi-Perimeter FW Mechanism in the cloud	In draft Multi-Perimeter Firewall Mechanism in the cloud	Alternative approaches cannot be analysed until a draft claim can be examined.	The possible necessity, or avoidability, of this future claim cannot be assessed until the claim is drafted and examined.
00095	UPnP, NAT, Edge of LAN extend into cloud at EIP	In draft UPnP, NAT, Edge of LAN extend into cloud at EIP (Egress Ingress Point) edges of GVN	Alternative approaches cannot be analysed until a draft claim can be examined.	The possible necessity, or avoidability, of this future claim cannot be assessed until the claim is drafted and examined.
00098 (in draft)	End-Point Hub	in draft. A claim for an End-Point Hub (EPH) is not yet drafted. 00098 is provisionally allocated to this future claim. An End-Point Hub is understood to be a GVN interface and access device intended to facilitate the attachment of simple telemetry devices such as may be found in homes, business, or in public infrastructure such as roads, railways, pipes, street lighting, etc, and commonly referred to (without further definition)	Alternative approaches cannot be analysed until a draft claim can be examined.	The possible necessity, or avoidability, of this future claim cannot be assessed until the claim is drafted and examined.	-

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Item	Title	Innovation	Alternate method	Assessment	FSS code

as the Internet of Things (IOT).